November 4, 1996



Optimax Industries, Inc.
4465 Northpark Drive
Colorado Springs, CO  80907

     Re:  S.E.C. Registration Statement on Form S-3

Ladies and Gentlemen:

     We hereby consent to the inclusion of our opinion regarding the legality of the securities being registered by the Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, by Optimax Industries, Inc., a Colorado corporation, in connection with its offering of up to 5,046,194 shares of Common Stock, $.02 par value, and 1,700,000 Class BB Warrants, as proposed and more fully described in such Registration Statement.

     We further consent to the reference in such Registration Statement to our having given such opinions.

                                   Sincerely,



                                   Clifford L. Neuman

CLN:at